Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 9, 2002

Dear Sir/Madam:

We have read Kimball International, Inc.'s Item 4 included in the Form 8-K dated April 9, 2002 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copy to: Mr. Robert F. Schneider, Executive Vice President,
          Chief Financial Officer and Treasurer, Kimball International, Inc.

Exhibit 16